1
                               General Electric Company
                               3135 Easton Turnpike, Fairfield, CT 06431


                                    March 7, 1995

Dear Share Owner,

      You are invited to attend the 1995 Annual Meeting to be held on Wednesday, April 26, in Louisville, Kentucky.

      The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other business matters properly brought before the meeting.

      If you plan to attend the meeting, please complete and return the advance registration form on the back page of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you about three weeks prior to the meeting.

      Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                          Cordially,




                                          John F. Welch, Jr.
                                          Chairman of the Board

2

CONTENTS

Notice of 1995 Annual Meeting of Share Owners                          3

Proxy Statement                                                        4

*     Election of Directors                                            4

      Information Relating to Directors, Nominees

               and Executive Officers                                 10

      Report of the Compensation Committee

               of the Board of Directors                              15

      Summary Compensation Table                                      20

      Financial Performance Comparison Graphs                         22

      Stock Appreciation Rights and Stock Options                     24

      Contingent Long-Term Financial Performance

               Incentive Awards in 1994                               26

      Retirement Benefits                                             27

*     Appointment of Independent Auditors                             28

*     Share Owner Proposals relating to:

            No. 1 Prior Government Service                            28

            No. 2 GE's Nuclear Power Business                         29

            No. 3 Radioactive Waste and Decommissioning               31

            No. 4 NBC Programming                                     32

            No. 5 Maquiladoras                                        33

            No. 6 Community Reinvestment at GE Capital                35

      Other Matters                                                   37



*     To be voted on at the meeting

                   EVERY SHARE OWNER'S VOTE IS IMPORTANT
                  PLEASE COMPLETE, SIGN, DATE AND RETURN
                              YOUR PROXY FORM

                Printed on recycled paper using soybean ink

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3

NOTICE OF 1995 ANNUAL MEETING
OF SHARE OWNERS

10:00 a.m., EDT, April 26, 1995
South Wing Conference Center
Kentucky Fair & Exposition Center
937 Phillips Lane
Louisville, Kentucky 40209

March 7, 1995

To the Share Owners:

General Electric Company's 1995 Annual Meeting of Share Owners will be held in the South Wing Conference Center, Kentucky Fair & Exposition Center, 937 Phillips Lane, Louisville, Kentucky, on Wednesday, April 26, 1995, at 10:00 a.m., EDT. Following a report on GE's business operations, the share owners will act on the matters listed below:

      (a)   Election of Directors for the ensuing year;

      (b)   Approval of the appointment of Independent
            Auditors for 1995;

      (c) Consideration of the share owner proposals described in the accompanying Proxy Statement; and

      (d) Consideration of any other matters which may properly come before the meeting.

Share owners of record at the close of business on March 7, 1995, will be entitled to vote at the meeting and any adjournments.

Benjamin W. Heineman, Jr.
Secretary

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4

PROXY STATEMENT

General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 1995 Annual Meeting of Share Owners. This Proxy Statement and a proxy form are scheduled to be mailed to share owners beginning on March 7, 1995.

      You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.

ELECTION OF DIRECTORS

At the 1995 Annual Meeting, 15 directors are to be elected to hold office until the 1996 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed on pages five to nine with brief biographies, are all now GE directors. The elections of Mr. Roger S. Penske and Mr. Dennis D. Dammerman were effective on October 31, 1994, and December 16, 1994, respectively. Under the Board's retirement policy, Mr. Henry H. Henley, Jr., who has served as a director since 1972, and General David C. Jones, who has served as a director since 1986, will not be standing for re-election. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

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5

H. BREWSTER ATWATER, JR., 63, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND DIRECTOR, GENERAL MILLS, INC., CONSUMER FOODS AND RESTAURANTS, MINNEAPOLIS, MINN. DIRECTOR SINCE 1989.

A graduate of Princeton University and Stanford University Graduate School of Business, Mr. Atwater joined General Mills in 1958 and served in a variety of sales and marketing positions. He was elected executive vice president in 1970, chief operating officer in 1976, chief executive officer in 1981 and chairman in 1982. Mr. Atwater is a director of Merck & Co., Inc.; a member of the Business Roundtable and the Business Council; a member of the International Council, J. P. Morgan & Co. Incorporated; and a director of Public Radio International, the Walker Art Center and the Mayo Foundation.



D. WAYNE CALLOWAY, 59, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND DIRECTOR, PEPSICO, INC., BEVERAGES, SNACK FOODS AND RESTAURANTS, PURCHASE, N.Y. DIRECTOR SINCE 1991.

A graduate of Wake Forest University, Mr. Calloway joined PepsiCo in 1967, became president and chief operating officer of Frito-Lay, Inc. in 1976 and chairman of the board and chief executive officer of Frito-Lay in 1978. Mr. Calloway became executive vice president, chief financial officer and director of PepsiCo in 1983, president and chief operating officer in 1985 and chairman and chief executive officer in 1986. He is a director of Citicorp and Exxon, chairman of Grocery Manufacturers of America, and a member of the Business Council and the Business Council of New York State.



SILAS S. CATHCART, 68, DIRECTOR AND RETIRED CHAIRMAN OF THE BOARD, ILLINOIS TOOL WORKS, INC., DIVERSIFIED PRODUCTS, CHICAGO, ILL. DIRECTOR 1972-1987 AND SINCE 1990.

Following his graduation from Princeton in 1948, Mr. Cathcart joined Illinois Tool Works, Inc., a manufacturer of tools, fasteners, packaging and other products. He was named a vice president in 1954, executive vice president in 1962, president and director in 1964, and served as chairman from 1972 to 1986. From 1987 to 1989, he served as chairman of the board of Kidder, Peabody Group Inc. Mr. Cathcart is a director of Baxter International, Inc., Montgomery Ward & Co., Inc. and Quaker Oats Company. He is also on the board of the Chicago Botanic Garden and is a trustee of the Buffalo Bill Historical Society.

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6

DENNIS D. DAMMERMAN, 49, SENIOR VICE PRESIDENT, FINANCE, AND CHIEF FINANCIAL OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now General Electric Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital's Commercial Financial Services Department and, later that year, of GE Capital's Real Estate Financial Services Division. In 1984, he was elected senior vice president for finance and became an executive officer of GE.



LAWRENCE E. FOURAKER, 71, FORMER DEAN, HARVARD BUSINESS SCHOOL, CAMBRIDGE, MASS. DIRECTOR SINCE 1981.

The holder of a PhD degree from the University of Colorado, Dr. Fouraker joined the faculty of Harvard Business School in 1961, where he has taught business and government relations, headed the international business area, was director of the division of research, and served as dean of faculty from 1970 to 1980. Dr. Fouraker is a director of Alcan Aluminum Ltd., Ionics Corp. and the New England Investment Company.



PAOLO FRESCO, 61, VICE CHAIRMAN OF THE BOARD AND EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1990.

Mr. Fresco received a law degree from the University of Genoa. After practicing law in Rome, he joined GE's Italian subsidiary, Compagnia Generale di Elettricita (COGENEL), in 1962 as corporate counsel, becoming president and general manager of that company in 1972. In 1976, he joined GE's International Group and was elected a vice president in 1977. Mr. Fresco became vice president and general manager - Europe and Africa Operations in 1979, and in 1985 was named vice president and general manager - International Operations. In 1987, he was elected senior vice president - GE International. He became a member of the Board in 1990, and was elected vice chairman of the Board and executive officer in 1992.

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7

CLAUDIO X. GONZALEZ, 60, CHAIRMAN OF THE BOARD AND MANAGING DIRECTOR, KIMBERLY-CLARK DE MEXICO, S.A. DE C.V., MEXICO CITY, AND DIRECTOR, KIMBERLY-CLARK CORPORATION, CONSUMER AND PAPER PRODUCTS. DIRECTOR SINCE 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A., in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is a director of Kellogg Company, IBM Latin America, The Mexico Fund, Inc., Banco Nacional de Mexico, Grupo Industrial ALFA, Grupo Industrial Saltillo, Grupo Carso, Synkro and Telefonos de Mexico.



ROBERT E. MERCER, 70, RETIRED CHAIRMAN OF THE BOARD AND FORMER DIRECTOR, THE GOODYEAR TIRE & RUBBER COMPANY, AKRON, OHIO. DIRECTOR SINCE 1984.

A graduate of Yale University, Mr. Mercer joined Goodyear in 1947. He became president of the Kelly-Springfield Tire Company subsidiary in 1974 and was elected an executive vice president of Goodyear in 1976. Mr. Mercer was elected president of Goodyear in 1978, president and chief operating officer in 1981, vice chairman and chief executive officer in 1982, and served as chairman and chief executive officer from 1983 to 1989. He is also a director of Roadway Services, Inc.



GERTRUDE G. MICHELSON, 69, FORMER SENIOR VICE PRESIDENT - EXTERNAL AFFAIRS AND FORMER DIRECTOR, R. H. MACY & CO., INC., RETAILERS, NEW YORK, N.Y. DIRECTOR SINCE 1976.

Mrs. Michelson received a BA degree from Pennsylvania State University in 1945 and an LLB degree from Columbia University in 1947, at which time she joined Macy's - New York. Mrs. Michelson was elected a vice president in 1963, senior vice president in 1979, and was named senior vice president - external affairs in 1980. She served as senior advisor to R. H. Macy & Co., Inc. from 1992 to 1994. She is also a director of The Chubb Corporation, Federated Department Stores, The Goodyear Tire & Rubber Company, Quaker Oats Company and Stanley Works. Mrs. Michelson is chairman emeritus of the Board of Trustees of Columbia University and a governor of the American Stock Exchange.



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8

ROGER S. PENSKE, 58, CHAIRMAN OF THE BOARD, PRESIDENT AND DIRECTOR, PENSKE CORPORATION AND DETROIT DIESEL CORPORATION, TRANSPORTATION AND AUTOMOTIVE SERVICES, DETROIT, MICH. DIRECTOR SINCE 1994.

A 1959 graduate of Lehigh (Pa.) University, Mr. Penske became president of Penske Corporation in 1969. He became chief executive officer of Detroit Diesel Corporation in 1988. Mr. Penske is also a director of American Express Company and Philip Morris Companies Inc. He serves as a trustee of the Henry Ford Museum and Greenfield Village and as a director of Detroit Renaissance.



BARBARA SCOTT PREISKEL, 70, FORMER SENIOR VICE PRESIDENT, MOTION PICTURE ASSOCIATIONS OF AMERICA, NEW YORK, N.Y. DIRECTOR SINCE 1982.

Mrs. Preiskel graduated from Wellesley College and Yale Law School. She joined the Motion Picture Associations of America in 1959 as deputy attorney and served as senior vice president and general counsel from 1977 to 1983. Mrs. Preiskel is a trustee of Wellesley College and Tougaloo College, and is the chairman of the New York Community Trust. She is a director of American Stores Company, Massachusetts Mutual Life Insurance Company, Textron Inc. and the Washington Post Company.



FRANK H. T. RHODES, 68, PRESIDENT, CORNELL UNIVERSITY, ITHACA, N.Y. DIRECTOR SINCE 1984.

An English-born naturalized U.S. citizen, Dr. Rhodes holds bachelor of science, doctor of philosophy and doctor of science degrees from the University of Birmingham (U.K.). He was elected president of Cornell University in 1977. Dr. Rhodes is a director of Tompkins County Trust Company. He is a trustee of the Mellon Foundation and the Committee for Economic Development. He was appointed by President Reagan as a member of the National Science Board and by President Bush as a member of the President's Education Policy Advisory Committee.

9

ANDREW C. SIGLER, 63, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND DIRECTOR, CHAMPION INTERNATIONAL CORPORATION, PAPER AND FOREST PRODUCTS, STAMFORD, CONN. DIRECTOR SINCE 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He became executive vice president of Champion International in 1972, a director in 1973, president and chief executive officer in 1974, and chairman in 1979. Mr. Sigler is also a director of AlliedSignal, Inc., Bristol-Myers Squibb Company and Chemical Banking Corporation and is a member of the Board of Trustees of Dartmouth College. He is a member of the Business Roundtable and the Business Council and is active in various civic organizations.

DOUGLAS A. WARNER III, 48, CHAIRMAN OF THE BOARD, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR, J.P. MORGAN & CO. INCORPORATED AND MORGAN GUARANTY TRUST COMPANY, NEW YORK, N.Y. DIRECTOR SINCE 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. He was named a senior vice president of the bank in 1985, executive vice president in 1987, executive vice president of the parent in 1989, and managing director of the bank and its parent in 1989. He was elected president and director of the bank and its parent in 1990 and became chairman and chief executive officer in 1995. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., a member of the Board of Overseers of the Memorial Sloan-Kettering Cancer Center, a trustee of Cold Spring Harbor Laboratory and a trustee of the Pierpont Morgan Library.

JOHN F. WELCH, JR., 59, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1980.

A 1957 graduate of the University of Massachusetts with MS and PhD degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in the plastics and chemical and metallurgical businesses, he was elected a vice president in 1972. In 1973, he was named vice president and group executive of the Components and Materials Group. He became a senior vice president and sector executive of the Consumer Products and Services Sector in 1977 and was elected a vice chairman and named an executive officer in 1979. Mr. Welch was elected chairman and named chief executive officer in 1981.

10

INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of January 31, 1995, of the Company's directors and five most highly compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total holdings will increase or decrease in line with the price of GE's stock.





- ----------------------------------------------------------------------------------------------------------------
                COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS
- ----------------------------------------------------------------------------------------------------------------
Name                            Stock <F1>     Total<F2>    Name                      Stock<F1>        Total<F2>
- ----------------------------------------------------------------------------------------------------------------
H. Brewster Atwater, Jr.       15,500         34,776        David C. Jones           18,500<F7>       44,469
D. Wayne Calloway               6,500         14,000        Robert E. Mercer         15,500           23,000
Silas S. Cathcart             119,398 <F3>   126,898        Gertrude G. Michelson    15,100           49,247
Dennis D. Dammerman            49,154 <F4>   536,050        Roger S. Penske           4,000            7,000
Frank P. Doyle                    790 <F5>   450,928        Barbara Scott Preiskel   19,000<F8>       27,696
Lawrence E. Fouraker           12,550 <F6>    34,603        Frank H. T. Rhodes       13,900           24,854
Paolo Fresco                   81,255        885,508        Andrew C. Sigler         17,500           25,000
Claudio X. Gonzalez             4,650         14,170        Douglas A. Warner III     6,850<F9>       13,600
Benjamin W. Heineman, Jr.      73,500        526,983        John F. Welch, Jr.      413,712<F10>   2,763,388
Henry H. Henley, Jr.           15,100         84,891
- ----------------------------------------------------------------------------------------------------------------
Common stock holdings of all directors and executive officers as a group were 1,397,536 <F11>
- ----------------------------------------------------------------------------------------------------------------

NOTES:

      <F1>  This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported, except as noted. This column also includes 4,500 shares for Mr. Calloway, 7,500 shares for Mr. Cathcart, 5,250 shares for Dr. Fouraker, 2,250 shares for Messrs. Gonzalez and Warner, and 13,500 shares for each other director, except Messrs. Dammerman, Fresco, Penske and Welch, which may be acquired by such director pursuant to stock options that are or will become exercisable within 60 days. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

      <F2>   This column shows the individual's total stock-based holdings, including the voting securities shown in the "Stock" column (as described in footnote 1), plus non-voting interests, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options that will not become exercisable within 60 days.

      <F3>  Includes 5,440 shares over which Mr. Cathcart has shared voting and investment power.

      <F4>  Includes 2,164 shares over which Mr. Dammerman has shared voting and investment power but as to which he disclaims any other beneficial interest.

      <F5>  Includes 790 shares over which Mr. Doyle has shared voting and investment power but as to which he disclaims any other beneficial interest.

      <F6>  Includes 2,600 shares over which Dr. Fouraker has shared voting and investment power but as to which he disclaims any other beneficial interest.

11

NOTES (CONTINUED):

      <F7>  Includes 2,000 shares over which General Jones has shared voting and investment power but as to which he disclaims any other beneficial interest.

      <F8>  Includes 2,000 shares over which Mrs. Preiskel has shared voting and investment power but as to which she disclaims any other beneficial interest.

      <F9>  Includes 600 shares over which Mr. Warner has shared voting and investment power but as to which he disclaims any other beneficial interest.

      <F10> Includes 44,400 shares over which Mr. Welch has shared voting and investment power but as to which he disclaims any other beneficial interest.

      <F11> Includes 599,798 shares over which there are shared voting and/or investment powers.



* BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held nine meetings during 1994. The average attendance by directors at Board meetings, and Committee meetings they were scheduled to attend, was over 95%.

      Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

      Members of the Nominating Committee are Directors Atwater (Chairman), Calloway, Cathcart, Henley, Michelson and Sigler. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 1994. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Conn. 06431.

      Members of the Management Development and Compensation Committee are Directors Cathcart (Chairman), Henley, Jones, Michelson and Rhodes. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process and the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met nine times during 1994.

      Members of the Audit Committee are Directors Michelson (Chairman), Atwater, Cathcart, Fouraker, Preiskel and Rhodes. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include:
(1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls; (4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report)

12

and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies. There were four meetings of the Audit Committee during 1994.

      Directors (other than those who are GE employees) are paid an annual retainer of $50,000 plus a fee of $1,400 for each Board meeting and for each Board Committee meeting attended. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

      A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash, in either a lump sum or annual installments, after termination of Board service.

      Any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. The Board has decided that no director shall stand for re-election after his or her 73rd birthday.

      GE also provides each director (other than those who are GE employees) with group life and accidental death insurance in the aggregate amount of $150,000. No present director or nominee is eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries, except for Messrs. Dammerman, Fresco and Welch.

      All the directors, except for Messrs. Dammerman, Fresco and Welch, are eligible to participate in the 1989 Stock Option Plan for Non-Employee Directors. The Plan automatically provides yearly grants of options (with each grant becoming exercisable in four equal annual installments) to each director who is serving on the Board at the time of such grant and who is not also an employee of GE or any of its affiliates. Each annual grant permits the holder to purchase from GE up to 3,000 shares of GE's common stock (subject to adjustment as provided in the Plan) at the fair market value of such shares on the date the option was granted. Payment to GE may be in cash, GE common stock or a combination thereof. Annual grants are made on the last day of trading of GE stock in each January through 1996. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom is eligible to receive awards under the Plan. In 1994, each participating director received a grant of options on 3,000 shares at an exercise price of $53.875.

GE has had directors' and officers' liability insurance in effect since 1968. National Union Fire Insurance Company, Aetna Casualty and Surety Company, and Federal Insurance Company are the principal underwriters. GE

13

also has fiduciary liability insurance covering fiduciaries of GE's employee benefit plans. National Union Fire Insurance Company, Federal Insurance Company, and Aetna Casualty and Surety Company are the principal underwriters. The directors' and officers' liability insurance covers directors, officers and certain managers of GE and its subsidiaries. The fiduciary liability insurance covers, among others, directors, officers and employees who may be fiduciaries of any of GE's employee benefit plans. The current term of the policies will be until September 25, 1995, for the directors' and officers' liability insurance and May 31, 1995, for the fiduciary liability insurance. The total annual premium is approximately $4,153,000.

      As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement. The Company's payment of the contributions will ultimately be recovered from life insurance policies that the Company maintains on the directors for this purpose. The directors will not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

      The directors (other than Messrs. Calloway, Gonzalez, Penske and Warner) and certain officers are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court, New York County, in 1991. The suit alleges the Company was negligent and engaged in fraud in connection with the design and construction of containment systems for nuclear power plants and contends that, as a result, GE has incurred significant financial liabilities and is potentially exposed to additional liabilities from claims brought by the Company's customers. The suit alleges breach of fiduciary duty by the directors and seeks unspecified compensatory damages and other relief. The Company and the defendants believe these claims are without merit and are defending the suit.

      The directors (other than Messrs. Dammerman, Gonzalez, Penske and Warner), certain former directors, a former officer, and a former employee of the Company are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the Benfield action) in U.S. District Court in Cincinnati, Ohio, in 1992. The suit seeks compensatory damages and equitable relief arising out of the alleged failure of the director-defendants to prevent government contract fraud. Plaintiff's claims relate primarily to the fact that, in July 1992, the Company pled guilty to four federal felony counts and settled a related federal False Claims Act civil suit, all of which were related to diversions of U.S. military aid funds in connection with the Company's sale of military aircraft engines to Israel. The Company paid a fine of $9.5 million and simultaneously agreed to pay $59.5 million to settle the False Claims Act civil suit. On December 3, 1993, the court approved a settlement

14

of the derivative action. Under the terms of the settlement, the Company will receive a payment of $19.5 million from an insurance policy it maintains to cover officers' liability, less plaintiff's counsel fees and expenses awarded by the court. The defendants have denied all allegations of wrongdoing, and all parties to the action have agreed that the settlement is premised upon the litigation risks associated with the claims that a single former officer non-willfully failed to implement effectively the Company's compliance policies and procedures. In agreeing to resolve this matter, plaintiff did not contest the director-defendants' position that they had lawfully discharged their duties to GE and that the Company, at all relevant times, has had in existence detailed plans and procedures designed to promote and enforce compliance with relevant laws. One share owner has appealed the District Court's order approving the settlement. A U.S. Court of Appeals dismissed the appeal, and the share owner has indicated his intention to petition for review by the U.S. Supreme Court.

      The directors (other than Messrs. Dammerman and Penske) and certain former directors are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the Bildstein action) in New York State Supreme Court, Queens County, in 1994. The suit seeks compensatory damages arising out of the purported failure of the defendants to prevent alleged government contract fraud and alleged violations of the Foreign Corrupt Practices Act in connection with U.S. government funded sales of military equipment to Egypt by a unit of the Company's former GE Aerospace business. GE Aerospace was transferred to Martin Marietta Corporation in 1993. The suit claims that the risk of litigation arising from the alleged wrongdoing caused the Company to receive less than it would have otherwise received in connection with the transfer of GE Aerospace. Upon the Company's motion, the suit was dismissed by the court and the plaintiff has appealed that dismissal.

      The directors (other than Messrs. Dammerman and Penske) are also defendants in two civil suits purportedly brought on behalf of the Company as share owner derivative actions (the Kidder actions) in New York State Supreme Court, New York County, in 1994. The suits claim that the Company's directors breached their fiduciary duties to the Company by failing to adequately supervise and control its indirect subsidiary, Kidder, Peabody & Co., Incorporated, where an employee created $350 million of false trading profits. The suits seek compensatory damages and other relief. The Company expects to move to dismiss these suits for failure to meet certain requirements of New York corporate law.

      Pursuant to the indemnification provisions of the By-laws, the Company paid a total of $1,296,640 in defense costs incurred since 1986 by the directors named as defendants in a share owner derivative suit that challenged the use of Company funds to provide administrative support to the GE employees' non-partisan political action committee. That suit was concluded in favor of the directors in 1994.

15

* CERTAIN TRANSACTIONS

Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a partnership formed in 1988 between subsidiaries of Penske Corporation and GE Capital in order to operate a truck leasing and rental business. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which GE directors are associated, but which are not sufficiently significant to be reportable. Management believes that all of these transactions and relationships during 1994 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future. In connection with the relocation of William J. Conaty at the time of his promotion to the position of Senior Vice President - Human Resources in 1993, the Company provided a $500,000 loan to assist him in purchasing a home. The loan is secured by a second mortgage on the home and is repayable, with interest at the Company's commercial paper borrowing rate, in five years from the date the loan was made.



REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

* Compensation Policies for Executive Officers

The Management Development and Compensation Committee of the Board of Directors (Committee), consisting entirely of non-employee Directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Company's basic compensation program for executive officers consists of the following elements: annual payments of salary and bonuses; annual grants of stock appreciation rights (SARs); and periodic grants of restricted stock units (RSUs). In 1994, the Committee also granted a new form of contingent long-term financial performance award to a number of the Company's key executives. As described more fully below, each element of the Company's executive compensation program has a somewhat different purpose. All SAR, RSU and contingent long-term financial performance awards were made under the share-owner-approved GE 1990 Long Term Incentive Plan (Plan), which limits total annual awards to less than 1% of issued shares.

All of the Committee's judgments during 1994, as in prior years, regarding the appropriate form and level of executive compensation payments and awards were ultimately based upon the Committee's assessment of the Company's executive officers, the continuing demand for superior executive talent, the Company's overall performance, and GE's future objectives and challenges. Although the Committee did not rely upon a guideline or formula

16

based on any particular performance measure or single event in 1994, some of the specific factors affecting the Committee's judgment included, among other things: strong increases in the earnings of the Company's continuing operations and a record operating margin rate reflecting solid productivity gains in a period of intense competition; increased revenues derived outside the United States and further improvements in the Company's global competitive position through a number of strategic transactions, such as the acquisition of a controlling interest in Nuovo Pignone and numerous joint ventures with partners in developing markets; the increasing worldwide development and introduction of new products and services; and continuation of productivity, quality and employee empowerment initiatives that, among other things, improved working capital turnover and cash flows, and increased return on share owner equity. The Committee also considered the compensation practices and performances of other major corporations, including the companies in the Dow Jones Industrial Average, which are most likely to compete with the Company for the services of executive officers. Based upon all factors it deemed relevant, including those noted above and the Company's superior overall long-term performance, the Committee considered it appropriate, and in the best interest of the Company and the share owners, to set the overall level of the Company's salary, bonus and other compensation awards above the average of companies in the comparison group in order to enable the Company to continue to attract and retain the highest level of executive talent possible.

      Salary payments in 1994 were made to compensate ongoing performance throughout the year, while 1994 bonuses were based upon the Committee's judgment regarding the significance of the executive officers' contributions during 1994. The new contingent long-term financial performance awards granted in June 1994 were designed to provide additional emphasis on three key financial performance measurements (earnings per share, return on equity and cash flow), measured on a cumulative basis for continuing operations during the two-and-one-half year period from July 1994 through December 1996. A participant's award will be canceled if the participant's employment terminates before December 31, 1996 for any reason other than retirement or death. Potential payments for the named executive officers who received these awards are shown in the table on page 26.

      SAR and RSU awards are primarily designed to provide strong incentives for superior longer-term future performance and continued retention by the Company. The exercisability of SARs and the lapse of restrictions on RSUs are therefore conditioned upon the executive officer's continued employment by the Company for periods of time specified by the Committee when these awards are granted. Unexercised SARs and RSUs for which restrictions have not lapsed are forfeited if the executive officer leaves the Company before retirement. SARs granted in 1994 become exercisable in two installments, the first half after three years and the other half after five years from the date of grant. Only one executive officer was granted RSUs in 1994. The restrictions on 25% of these RSUs lapse in three years, an additional 25% lapse in seven years, and the remaining 50% lapse at retirement.

17

      The SAR and RSU awards will increase or decrease in value based upon the future price of the Company's stock. SARs permit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of the SAR (which is equal to the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings, in which the SAR is exercised. The Committee awards SARs, instead of stock options, to the Company's executive officers to provide them with long-term performance-based cash incentives equivalent to those provided by stock options, without incurring the risk of frivolous private securities litigation. The Committee doubled the number of outstanding stock options, SARs, and RSUs granted prior to May 1994, as permitted under the Plan, in order to preserve their value following the Company's 2-for-1 stock split in 1994. However, in view of its assessment of the overall executive compensation program, the Committee considered it appropriate in 1994 to grant executive officers less than double the number of pre-split SARs granted in 1993. In addition to annual SAR grants and periodic RSU grants to the executive officer group, the Committee also periodically makes special SAR and RSU grants to reflect unusual contributions made or responsibilities assumed. For example, as shown in the accompanying tables, the Committee made special grants of 10,000 SARs, and RSUs having a grant-date value of $1,687,500, to Mr. Dammerman in 1994 in view of the additional responsibilities he assumed in connection with Kidder, Peabody.

      The Committee's decisions concerning the specific 1994 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, and prior-year bonus and other compensation awards. As noted above, in all cases the Committee's specific decisions involving 1994 executive officer compensation were ultimately based upon the Committee's judgment regarding the individual executive officer's performance, potential future contributions, and whether each particular payment or award would provide an appropriate reward and incentive for him or her to sustain and enhance the Company's long-term superior performance as shown on the performance graphs on pages 22 and 23.

* BROAD-BASED EMPLOYEE STOCK OPTION PLAN

In addition to granting 1,360,000 SARs (about 9% of the total number of SARs and stock options awarded in 1994) to the Company's 23 executive officers under the programs described above, the Committee also granted more than 15 million stock options (about 91% of the total) to about 8,000 other GE employees under the Company's broad-based stock option program. This broad-based program was initiated in 1989 and is a vital element of the Company's drive to empower and motivate outstanding long-term contributions by the high-performing employees who will lead GE into the

18

21st century. It is designed to create in the Company the entrepreneurial environment and spirit of a small company and to provide broad incentives for the day-to-day achievements of these employees in order to sustain and enhance GE's long-term performance. The Committee believes that the superior performance of these individuals has contributed significantly to the productivity gains that led to the solid financial performance of the Company's continuing operations in 1994. Currently, there are more than 17,000 employees below the executive officer level who have been awarded one or more stock option grants under this broad-based program.

* BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

In 1994, Mr. Welch received total cash payments of $4,350,000 in salary and bonus (as shown in the Summary Compensation Table on page 20), keeping him among the highest-paid CEOs in terms of current salary and bonus. The Committee continued to consider this level of payment appropriate in view of Mr. Welch's leadership of one of the world's top companies in terms of earnings, balance sheet, share owner value and management processes.

      In June 1994, the Committee granted Mr. Welch, along with other key executives, the new contingent long-term financial performance award described above and in the table on page 26 in order to provide additional incentive for achieving the specified financial performance objectives through 1996. The Committee also granted Mr. Welch 320,000 SARs in 1994, half of which become exercisable in 1997, and half in 1999. These SARs will have no value at all if GE's stock price is below $51 per share, the price of the stock on the date the SARs were granted. These awards would also be forfeited if Mr. Welch were to leave the Company for reasons other than retirement before they become exercisable. The primary basis for the Committee's determination to grant such SARs to Mr. Welch in 1994 was to provide a strong incentive for him to continue to serve the share owners by remaining CEO of the Company and to increase the value of the Company during the remainder of his employment.

      The bases for the Committee's determinations regarding Mr. Welch's compensation in 1994 included his effectiveness in improving the overall global competitive position and financial results of the Company's continuing operations; his drive to reinforce a culture of integrity, quality, stretch targets, and boundaryless behavior throughout the entire organization; his decisive management of operational and strategic issues, including the difficulties which arose at Kidder, Peabody; and his leadership in the Company's successful court defense against antitrust charges. As in prior years, the key judgment the Committee made in determining Mr. Welch's 1994 compensation was its assessment of his ability and dedication to enhance the long-term value of the Company for the share owners by continuing to provide the leadership and vision that he has provided throughout his tenure as CEO, during which GE's market value has increased by more than $73 billion. This performance is further highlighted on the Fourteen-Year Performance Graph on page 23, which covers Mr. Welch's tenure as CEO and compares GE's stock performance with the stock performance of other companies as measured by broad indices.

19

* COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Development and Compensation Committee is composed of the following outside directors: Silas S. Cathcart (Chairman), Henry H. Henley, David C. Jones, Gertrude G. Michelson, and Frank H. T. Rhodes. Mr. Cathcart was reappointed to the Committee in 1992 and became Chairman in 1993. He served as a member of the Committee from 1977 to 1987, and as a director of the Company since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a subsidiary of the Company.

                                   *****

The foregoing report on executive compensation is provided by the following outside directors, who constituted the Management Development and Compensation Committee during 1994:

      Silas S. Cathcart (Chairman)        Gertrude G. Michelson
      Henry H. Henley, Jr.                Frank H. T. Rhodes
      David C. Jones

20

SUMMARY COMPENSATION TABLE

                            ANNUAL COMPENSATION

- -----------------------------------------------------------------------------------------------------------------

NAME AND                                                                       OTHER ANNUAL         TOTAL ANNUAL
PRINCIPAL POSITION                  YEAR         SALARY            BONUS       COMPENSATION <F1>    COMPENSATION
- -----------------------------------------------------------------------------------------------------------------
JOHN F. WELCH, JR.                  1994     $1,850,000       $2,500,000                  -           $4,350,000
Chairman of the Board and           1993      1,750,000        2,200,000            $62,767            4,012,767
Chief Executive Officer             1992      1,600,000        1,900,000                  -            3,500,000

PAOLO FRESCO                        1994     $  875,000       $1,250,000                  -           $2,125,000
Vice Chairman of the Board and      1993        762,500        1,000,000                  -            1,762,500
Executive Officer                   1992        653,333          650,000                  -            1,303,333

FRANK P. DOYLE                      1994     $  716,667       $  760,000                  -           $1,476,667
Executive Vice President            1993        666,667          625,000            $68,815            1,360,482
                                    1992        554,167          475,000                  -            1,029,167

DENNIS D. DAMMERMAN                 1994     $  775,000       $  700,000                  -           $1,475,000
Senior Vice President,              1993        656,250          560,000            $64,228            1,280,478
Finance                             1992        595,833          460,000             68,713            1,124,546

BENJAMIN W. HEINEMAN, JR.           1994     $  762,500       $  665,000                  -           $1,427,500
Senior Vice President,              1993        700,000          565,000                  -            1,265,000
General Counsel and Secretary       1992        656,667          500,000                  -            1,156,667
- -----------------------------------------------------------------------------------------------------------------

NOTES:

      <F1>  This column includes the aggregate incremental cost to the
Company of providing various perquisites and personal benefits in excess of reporting thresholds.

      <F2>  This column shows the market value of restricted stock unit
(RSU) awards on date of grant. The Committee periodically grants restricted stock or RSUs to senior officers of the Company. The aggregate holdings/value of restricted stock and RSUs from prior years held on December 31, 1994, by the individuals listed in this table, are: Mr. Welch, 467,500 shares or units/$23,842,500; Mr. Fresco, 138,000 shares or units/$7,038,000; Mr. Dammerman, 147,000 shares or units/$7,497,000; and
Mr. Heineman, 102,000 shares or units/$5,202,000. The restrictions on these units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

      <F3>  The numbers of SARs granted before 1994 were doubled to reflect the Company's 2-for-1 stock split in 1994.

      <F4>  These amounts represent Company payments of 3 1/2% of eligible pay made in connection with the Company's Savings and Security Program.

21


- ---------------------------------------------------------------------------------------------------------------------------------
                                      Long-Term
                                     Compensation                                      All Other Compensation
                              ---------------------------    --------------------------------------------------------------------
                                                                 Payments
                                                   Number     Relating to      Earnings on             Value of
                                Restricted       of Stock        Employee         Deferred         Supplemental
 Name and                            Stock   Appreciation         Savings          Compen-       Life Insurance   Total All Other
 Principal Positions              Units<F2>     Rights<F3>        Plan<F4>       sation <F5>       Premiums<F6>   Compensation<F7>
- ---------------------------------------------------------------------------------------------------------------------------------
JOHN F. WELCH, JR.                        -        320,000        $103,225         $101,112           $189,794         $394,131
Chairman of the Board and                 -        400,000          94,492           67,383            216,404          378,279
Chief Executive Officer          $7,800,000        300,000          85,461           59,108             75,223          219,792

PAOLO FRESCO                              -        160,000         $30,626         $ 35,450           $ 46,187         $284,416
Vice Chairman of the Board                -        200,000          26,717           21,052             51,777          288,915
and Executive Officer            $3,510,000        140,000          28,961           18,466             24,541           94,008

FRANK P. DOYLE                            -         80,000        $ 36,050         $ 28,413           $ 44,142         $108,605
Executive Vice President                  -        100,000          31,692           24,924             49,338          105,954
                                          -        130,000          25,761           21,863              4,163           51,787

DENNIS D. DAMMERMAN              $1,687,500         95,000        $ 36,901         $ 10,970           $ 43,404          $91,275
Senior Vice President,                    -        150,000          30,992            6,443             47,123           84,558
Finance                           2,730,000         80,000          27,462            5,652             10,025           43,139

BENJAMIN W. HEINEMAN, JR.                 -         45,000        $ 36,594         $ 15,252           $ 54,485         $106,331
Senior Vice President,                    -         80,000          33,242            8,465             58,906          100,613
General Counsel and Secretary    $1,950,000         54,000          30,811            7,426              7,952           46,189
- -------------------------------------------------------------------------------------------------------------------------------

Notes (continued):

      <F5>  This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 14% interest credited by the Company on salary deferred by the executive officers in 1987 and 1991, and the 10% interest credited on salary deferred in 1994. The executive officers must remain employed by the Company for at least four years following the deferrals in order to obtain the stated interest rate.

      <F6>  This column sets forth the maximum potential estimated dollar value of the Company's portion of insurance premium payments for supplemental life insurance. GE will recover all premiums paid by it, generally upon the later of ten years after purchase of the policy or when the insured executive reaches age 60. The maximum potential value is calculated, in line with current SEC directions, as if the 1994 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premium. This approach was also used for the 1993 premiums as contrasted to the increase in policy cash value calculation used for 1992. Under the terms of the policies, the executive officers would receive significantly reduced value from the premiums paid by the Company if they were to leave the Company prior to retirement.

      <F7>  For Mr. Fresco, these figures include amounts which represent customary payments made to employees who are temporarily located outside their home country. The net payments to Mr. Fresco amounted to $22,040 in 1992, $189,369 in 1993, and $172,153 in 1994.

22

FIVE-YEAR PERFORMANCE GRAPH: 1989 - 1994

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG GE, S&P 500, DOW JONES INDUSTRIAL AVERAGE (DJIA) AND S&P ELECTRICAL EQUIPMENT GROUP

The annual changes for the five- and fourteen-year periods shown in the graphs on this and the facing page are based on the assumption that $100 had been invested in GE stock and each index on December 31st of 1989 (as required by SEC rules) and 1980, respectively, and that all quarterly dividends were re-invested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31, 1994.


                           [GRAPH APPEARS HERE]


- ------------------------------------------------------------------------
                GE         S&P Elec.              DJIA           S&P 500
- ------------------------------------------------------------------------
1989        $100.0            $100.0            $100.0            $100.0
1990          91.7              91.9              99.4              96.9
1991         126.0             121.9             123.5             126.3
1992         145.1             133.5             132.7             136.0
1993         182.9             161.1             155.3             149.7
1994         183.4             163.0             163.1             151.7
- ------------------------------------------------------------------------

23

FOURTEEN-YEAR PERFORMANCE GRAPH: 1980 - 1994

COMPARISON OF FOURTEEN-YEAR CUMULATIVE TOTAL RETURN AMONG GE, S&P 500, DOW JONES INDUSTRIAL AVERAGE (DJIA) AND S&P ELECTRICAL EQUIPMENT GROUP

The graph below shows the cumulative total return to GE share owners since December 31, 1980, shortly before Mr. Welch became GE's Chairman and Chief Executive Officer in April 1981, compared with the same indices shown on the previous graph, thus illustrating the relative performance of the Company during his tenure in that position.

                           [GRAPH APPEARS HERE]


- ------------------------------------------------------------------------
                GE         S&P Elec.              DJIA           S&P 500
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
1980       $ 100.0            $100.0            $100.0            $100.0
1981          98.7             113.5              96.4              95.1
1982         171.3             151.0             122.6             115.6
1983         219.2             162.6             154.6             141.7
1984         219.7             166.3             156.6             150.5
1985         292.7             214.7             209.4             198.3
1986         356.7             233.4             266.4             235.4
1987         375.3             252.0             280.9             247.5
1988         393.7             254.5             326.4             288.5
1989         586.5             358.9             432.1             380.0
1990         538.1             329.8             429.5             368.1
1991         739.1             437.5             533.8             480.1
1992         850.8             479.1             573.4             516.7
1993        1072.9             578.2             670.9             568.7
1994        1075.5             584.9             704.9             576.4
- ------------------------------------------------------------------------

24

STOCK APPRECIATION RIGHTS AND STOCK OPTIONS

As discussed in the Compensation Committee Report on pages 15 to 19, stock appreciation rights (SARs) and stock options are granted as an incentive for superior performance leading to increased share owner value. The relationship between the potential gains in share owner value and the SARs and stock options granted to employees in 1994 is illustrated in the examples set forth in the first table on the opposite page.

      That table shows, among other data, hypothetical potential gains from SARs and stock options granted in 1994, and the corresponding potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the SARs and stock options granted in 1994 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. The SARs granted to Mr. Welch in 1994, for example, would produce the pre-tax gain of $25,949,000 shown in the table only if the Company's stock price rises to over $132 per share before Mr. Welch exercises the SARs. Based on the number of shares outstanding at the end of 1994, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of over $138 billion for the Company's share owners. In other words, Mr. Welch's potential gain from SARs granted in 1994 would equal less than two-hundredths of one percent (i.e., 0.019%) of the potential gain to all share owners resulting from the assumed future stock price increases.

      The tables on the opposite page also provide information on SARs granted to or exercised by the five most highly compensated executive officers during 1994, as well as information on their SAR holdings at the end of 1994. SARs expire ten years after the date of grant, and are generally exercisable during quarterly ten-business-day periods beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings.

      As shown in the second table, Mr. Welch received an actual pre-tax gain of $3,259,375 from SARs exercised in 1994. This entire gain was based upon increases in GE's stock price between the date of grant and the date of exercise of these SARs.

25

STOCK APPRECIATION RIGHTS AND STOCK OPTIONS GRANTED IN 1994



- ---------------------------------------------------------------------------------------------------------------------
                                                                                Potential Realizable Value
                                                                               at Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                        Individual Grants                          for Ten-Year Grant Term

                        -------------------------------------------     ---------------------------------------------
                                      % of Total
                              Number    Options/    Exercise             At 0%             At 5%               At 10%
                         of Options/ SARs Grant-     or Base  Expira-   Annual            Annual               Annual
Name of                         SARs   ed to All   Price Per    tion    Growth            Growth               Growth
Executive/Group              Granted   Employees       Share    Date      Rate              Rate                 Rate
- ---------------------------------------------------------------------   ---------------------------------------------
John F. Welch, Jr.           320,000        1.9%      $51.00  9/16/04      0     $    10,282,000     $     25,949,000

Paolo Fresco                 160,000        1.0%      $51.00  9/16/04      0     $     5,141,000     $     12,974,000

Frank P. Doyle                80,000        0.5%      $51.00  9/16/04      0     $     2,570,000     $      6,487,000

Dennis D. Dammerman           10,000        0.1%      $46.25  6/24/04      0     $       291,000     $        735,000
                              85,000        0.5%      $51.00  9/16/04      0     $     2,731,000     $      6,893,000

Benjamin W. Heineman, Jr.     45,000        0.3%      $51.00  9/16/04      0     $     1,446,000     $      3,649,000

________________________
All Share Owners                  NA          NA          NA       NA      0     $54,812,700,000<F2> $138,336,864,000<F2>
All Optionees             16,654,500        100%      $50.68     <F1>      0     $   531,778,000     $  1,342,020,000
   - % of Total Share             NA          NA          NA       NA      NA               1.0%                 1.0%
      Owners' Value
- -------------------------------------------------------------------------------------------------------------------

<F1>  Options expire on various dates during the year 2004. Exercise price shown is an average of all grants.
<F2>  Based on the number of shares outstanding at December 31, 1994.
- ---------------------------------------------------------------------------


AGGREGATED STOCK APPRECIATION RIGHTS EXERCISED IN 1994 AND DECEMBER 31, 1994, SAR VALUE



                           Exercised in 1994                        Unexercised at December 31, 1994
                        ------------------------     -------------------------------------------------------------
                                                           Number of SARs                   Value of SARs<F1>
                                                     --------------------------      -----------------------------
Name of                Number of        $ Value                        Unexer-                             Unexer-
Executive                   SARs        Realized     Exercisable       cisable       Exercisable           cisable
- ------------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.        100,000     $3,259,375         910,000       940,000       $18,662,500        $3,971,875

Paolo Fresco                    -              -         198,000       444,000       $ 3,440,500        $1,556,875

Frank P. Doyle             45,500     $1,243,281         153,000       243,500       $ 2,398,469        $1,054,688

Dennis D. Dammerman             -              -          90,500       274,000       $ 1,076,219        $1,124,375

Benjamin W. Heineman, Jr.       -              -         234,500       154,500       $ 4,914,594        $  728,406
- ------------------------------------------------------------------------------------------------------------------

<F1>  These values are based upon the difference between the grant prices of all SARs awarded in 1994 and prior years and the December 31, 1994, closing price for the Company's stock of $51.00 per share.

26

CONTINGENT LONG-TERM FINANCIAL PERFORMANCE INCENTIVE AWARDS IN 1994

The following table sets forth the contingent long-term financial performance incentive awards granted to named executives in 1994 as explained in the Management Development and Compensation Committee report on pages 15 to 19.



- -----------------------------------------------------------------------------------------------------
                                                       Potential 1997 Payments as a Percentage
                                                of Aggregate Salary and Annual Bonuses for 1994-1996
                                                ----------------------------------------------------
Name of                        Performance             Threshold            Target           Maximum
Executive                           Period           Payment (%)       Payment (%)       Payment (%)
- -----------------------------------------------------------------------------------------------------
John F. Welch, Jr.            7/94 - 12/96                   33%               67%              100%

Paolo Fresco                  7/94 - 12/96                   33%               67%              100%

Frank P. Doyle                7/94 - 12/96                   33%               67%              100%

Dennis D. Dammerman           7/94 - 12/96                   33%               67%              100%

Benjamin W. Heineman, Jr.     7/94 - 12/96                   17%               33%               67%
- -----------------------------------------------------------------------------------------------------

      The awards will be payable in 1997 in cash, or at the discretion of the Committee, Company common stock or combination thereof, if the Company attains any of the threshold, target or maximum goals set by the Management Development and Compensation Committee of the Board for three financial performance measurements of GE's continuing operations (earnings per share, return on equity and cash flow). The table shows the percentage of the participant's aggregate salary and annual bonuses for January 1, 1994 through December 31, 1996 that would be payable if the Company precisely attained the threshold, or target, or maximum goals set by the Committee for all three of the financial performance measurements. In granting the awards, the Committee also established different potential payment rates for the participants based upon its judgment of the participants' ability to contribute to the financial performance measurements. Each measurement is weighted equally, and payments will be made for the attainment of any of the three goals for any of the three measurements. Also, payments will be prorated for performance that falls between goals.

27

RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under Company retirement plans and social security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.

Estimated Total Annual Retirement Benefits Under the GE Pension Plan, the GE Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security



- --------------------------------------------------------------------------------------------------
ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE GE PENSION PLAN, THE GE SUPPLEMENTARY
       PENSION PLAN, THE GE EXCESS BENEFIT PLAN AND SOCIAL SECURITY

                                               Years of service at retirement
Earnings credited for   -------------------------------------------------------------------------
retirement benefits          20                25               30             35             40
- --------------------------------------------------------------------------------------------------
     $  250,000      $   95,763        $  116,812       $  137,860     $  150,000     $  150,000

        500,000         183,263           226,187          269,110        300,000        300,000

        750,000         270,763           335,562          400,360        450,000        450,000

      1,000,000         358,263           444,937          531,610        600,000        600,000

      1,500,000         533,263           663,687          794,110        900,000        900,000

      2,000,000         708,263           882,437        1,056,610      1,200,000      1,200,000

      2,500,000         883,263         1,101,187        1,319,110      1,500,000      1,500,000

      3,000,000       1,058,263         1,319,937        1,581,610      1,800,000      1,800,000

      3,500,000       1,233,263         1,538,687        1,844,110      2,100,000      2,100,000

      4,000,000       1,408,263         1,757,437        2,106,610      2,400,000      2,400,000

      4,500,000       1,583,263         1,976,187        2,369,110      2,700,000      2,700,000

- --------------------------------------------------------------------------------------------------

      Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation (as defined in the GE Supplementary Pension Plan) paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 1994, covered compensation for the executive officers named in the table on page 20 is the same as the total of their salary and bonus amounts shown in that table. As of February 1, 1995, those executive officers had the following years of credited service with GE: Mr. Welch, 34 years; Mr. Fresco, 33 years; Mr. Doyle, 33 years; Mr. Dammerman, 27 years; and Mr. Heineman, 7 years. The approximate annual retirement benefits provided under Company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

28

APPOINTMENT OF INDEPENDENT AUDITORS

KPMG Peat Marwick LLP have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick LLP were the Independent Auditors for the Company for the year ended December 31, 1994. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 1995.

      Representatives of the Firm are expected to attend the 1995 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 1995 is hereby approved.

SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE which, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

* SHARE OWNER PROPOSAL NO. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

      "Resolved: That the stockholders of GE assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any congressional committee or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a

29

direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

      Reasons: "Full disclosure on these matters is essential at General Electric because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

      "If you agree, please mark your proxy FOR this resolution."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      GE consistently seeks both highly qualified employees and outside advice from diverse sources: from colleges and universities, from other businesses, from the professions and from government.

In hiring or retaining such employees or advisors, GE follows internal policies and practices designed to identify and avoid any improper contacts with governmental officials or agencies. Moreover, with respect to former governmental employees it hires or retains, the Company has programs for complying with laws and regulations designed to prevent such impropriety.

      Because avoiding improper contacts by all Company employees is an ongoing responsibility of management, because compliance with the law requires it, and because the Company is making substantial efforts to avoid both the reality and appearance of impropriety, the Board believes that no purpose would be served by furnishing the list called for in this proposal. Therefore, your Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 2

GE Stockholders' Alliance, 1302 W. Ajo Way, #313, Tucson, AZ 85713-5727, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

      "Whereas: Operating GE Boiling Water Reactors have dangerous aging problems that pose excessive economic costs for repairs and cause decreasing safety margins;

      "Whereas: GE should avoid possible sources of further litigation as GE's reactors are subject to serious accidents due to the plants' aging and defective design;

      "Whereas: Nuclear reactors generate radioactive waste, a source of material for making nuclear bombs, contributing to potential nuclear weapons proliferation;

      "Whereas: There is still no method or permanent location for isolating radioactive waste, making it irresponsible to continue to generate radioactive waste;

      "Whereas: Increasing knowledge about adverse health consequences of radiation exposure also dictates a halt to the further generation and use of radioactive materials;

      "Whereas: GE could replace nuclear generated energy with its energy efficient, safe operating and environmentally superior gas combined cycle

30

units -- thus both protecting the environment and promoting business opportunities;

      "Whereas: GE's 'advanced reactors' have only minimal improvements in design and still generate long-lived radioactive waste; and

      "Whereas: There are no 'domestic' and few foreign market opportunities for selling the so-called 'advanced' reactor; in the U.S. no nuclear power plant order has been placed in 21 years - that is, all orders placed since 1973 have been cancelled;

      "Therefore be it resolved that GE management shall: assist all customers of its nuclear reactors (domestic and foreign) to close nuclear operations and halt further development of any 'advanced' reactors as soon as possible, to help avert environmental catastrophe, reduce the potential for weapons proliferation, and remove a source of liability for lawsuits; and promote the sale of GE's energy efficient non-nuclear generating units."

      Supporting Statement: "Independent scientific organizations warn about impending serious accidents from continued operation of GE's boiling water reactors. In 1986 there was wide publicity (and subsequent lawsuits against GE) about GE's flawed pressure-suppression containments -- still unresolved -- and other unresolved generic issues. Additional serious plant design flaws continue to be revealed, including maintenance problems of corrosion of reactor internals involving 19 components. The continuing need to repair and replace worn-out or defective parts makes nuclear power prohibitively expensive.

      "We urge General Electric to withdraw from this failed technological experiment as soon as possible to avert further environmental and biological harm, and, potentially, a catastrophic accident."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      Nuclear power makes a significant contribution to meeting the world's demand for electricity. In 1994, about 19% of the electrical power used in the United States was generated at nuclear plants, many of them using reactors provided by GE. An even greater percentage of the electrical power needs of many other nations is produced with nuclear power. The Nuclear Regulatory Commission in the United States and similar regulatory bodies in other countries have the ongoing responsibility for ensuring that nuclear facilities operate safely.

      The focus of GE's profitable nuclear business today is to provide high-quality nuclear fuel and plant support services for utility customers. These products and services are aimed at making existing nuclear plants run safely and efficiently. Your Board also believes it is appropriate for GE to participate in the development of advanced designs for nuclear generating plants to support utility customers in areas of the world where a mix of technologies will be necessary to supply a growing need for electrical generating capacity.

      Because GE's nuclear business continues to provide important products and services for the Company's utility customers, your Board recommends a vote against this proposal.

31

* SHARE OWNER PROPOSAL NO. 3

Mrs. Patricia T. Birnie, 1302 W. Ajo Way, #313, Tucson, AZ 85713-5727, and other filers, have notified GE that they intend to present the following proposal at this year's meeting:

      "Whereas GE has hundreds of highly trained nuclear energy engineers and technicians;

      "Whereas it is in the interest of public health and the environment that we halt further generation of radioactive waste and develop responsible methods for isolation of radioactive materials; and

      "Whereas there will be enormous demand for expertise in decommissioning nuclear facilities in the near future;

      "Therefore be it resolved that GE management shall promote environmental sustainability and expand business opportunities, by directing GE's nuclear engineers and staff to try to help resolve problems of radioactive waste isolation and develop technology for decommissioning all reactors and nuclear fuel cycle facilities."

      Supporting Statement: "We face a major crisis of growing quantities of radioactive waste for which no method nor location exists to safely isolate this highly toxic material. In spite of nuclear industry claims that failure to resolve the problem is merely political, objective scientists maintain that no safe technical solution or location exists, at this time. The nuclear industry has been generating radioactive waste for over 50 years; to continue -- knowing that no safe solution or location exists for any of it -- is unconscionable.

      "GE would perform a worldwide public service if it were to halt its own promotion of nuclear power (stopping the generation of this major source of radioactive waste) and apply the expertise of its nuclear engineers to try to help resolve this most urgent problem.

      "Waste isolation and decommissioning of nuclear facilities will provide jobs for GE's engineers and thousands of people now needing jobs.

      "Department of Energy documents show that more than 760 U.S. nuclear reactors (civilian, research, university, and military) will need to be decommissioned, many within the next few years. Uranium fuel fabrication plants and other fuel cycle facilities, irradiators for medical supplies and food, and other commercial radioactive facilities will also need to be decommissioned. The worldwide market for these services is a great potential for Company business.

      "Radioactive pollution of the air, ground, and water that exists from the routine operation of nuclear facilities (from planned as well as accidental releases), transportation, and illegal dumping have increased the level of 'background' radiation. Ingestion and inhalation of some of this radioactivity are known causes of cancer and other life-shortening diseases and many other grave health problems including damage to immune, reproductive and neurological systems. The need to minimize further releases of radiation cannot be overstated.

      "General Electric has the expertise and prestige, and should feel the responsibility to take leadership in efforts to resolve the radioactive waste crisis."

32

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      As discussed in the response to Share Owner Proposal No. 2, the focus of GE's nuclear business today is to provide nuclear fuel and plant support services to help utility customers operate their plants safely and efficiently.

      Under the Federal Nuclear Waste Policy Act of 1983, permanent storage of spent fuel from the nation's nuclear generating facilities is the responsibility of the U.S. Department of Energy. GE has decided that there is no viable business opportunity for nuclear fuel storage at present.

      Decisions on whether, and when, nuclear electrical generating plants should be decommissioned are the responsibility of the utility companies that operate them and the regulators. Under its current business strategy, the Company does not plan to pursue the market for decommissioning services.

      Because the Company does not currently intend to pursue market opportunities in either nuclear fuel storage or decommissioning services, your Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 4

The Presbyterian Church (USA), 100 Witherspoon Street, Louisville, KY 40202-1396, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

      "Whereas, GE owns NBC, and is responsible for its programs;

      "Whereas, we believe NBC has cut back substantially on its programs for young children, and has not promoted good citizenship systematically in the few such programs that remain;

      "Whereas, NBC has developed 'Program Standards guidelines' to 'reflect an appreciation of fundamental elements of taste and propriety...';

      "Whereas, those guidelines do not include some standards that are needed for the healthy development of children in NBC's audience, and the guidelines are not fully implemented in NBC's television programs, which often appear to condone illegal violent conduct and exaggerate the amount and severity of illegal violence in life;

      "Whereas, illegal violence in America has increased substantially since the advent of television, and television viewing has been shown by over 3,000 research studies to be one of the most significant indirect causes of violence;

      "Whereas, watching television, with its excesses of illegal violence, has been proven to increase aggressiveness and reduce compassion in viewers, especially children;

      "Whereas, the Federal Government may find it necessary to regulate the more obvious abuses of broadcaster responsibility to the viewing public, if the broadcasters fail to exercise self-discipline effectively; and

      "Whereas, NBC's continuing neglect of its youngest audience, its hesitancy to implement fully its Program Standards, and its reticence to limit significantly the dramatizations of illegal violent acts are likely to affect adversely its public image and profitability;

33

      "Therefore be it resolved, that the Shareholders request the Board of Directors to review and report back to shareholders about NBC's Program Standards and their implementation from the perspective of GE's social responsibility to the public, in the light of what is known from research about the effects of violence and other television programming features on its viewing audience, especially young children."

      Supporting Statement: "Are you concerned about the rising tide of violence in our communities, and its effect on our culture and our people? Now you can do something positive about it.

      "Over 3,000 research studies, including two by U.S. Surgeons-General, show that current broadcast television programming is a hazard to our nation's health. General Electric owns NBC, and therefore can lead others to improve the quality of programming shown on broadcast television. NBC has adopted positive-sounding Program Standards, but they are not effectively implemented. Violence, even graphic in nature, happens far too often on NBC's airwaves, sometimes without indication of its consequences or remorse by its perpetrators. Violence is paraded daily on NBC before us and our young children who learn about life from television.

      "GE's Directors must 'bring good things to life' by taking a fresh look at what NBC actually broadcasts, and by asking themselves, 'Do I want my children and grandchildren to be guided by what I'm seeing?' By your vote for this resolution, you can help to initiate such a review. This is the first step toward a reduction of violence which negatively affects children, and the creation of more programming which will influence children positively. We ask for your support."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      NBC serves a vast national audience which has a great diversity of backgrounds, customs and tastes.

      NBC's goal is to present programming that reflects this broad audience diversity and is consistent with NBC's standards for quality, integrity and entertainment value. NBC has a well-staffed Broadcast & Standards Department which sets and enforces standards and practices which ensure, among other things, that excessive or gratuitous violence are not in NBC programs. One of the daily functions of the Department is to review every entertainment program and every commercial before they air to ensure they are consistent with NBC's programming standards and policies.

      In addition to internal program standards, NBC is a full participant in several industry initiatives aimed at addressing the issue of violence in programming.

      Because NBC's program standards review is intense and ongoing, the Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 5

Missionary Oblates of Mary Immaculate of Texas, 7711 Madonna Drive, San Antonio, TX 78216-6696, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

34

      "Whereas: NAFTA, the North American Free Trade Agreement, and GATT, the General Agreement on Trade and Tariffs, have emphasized the debate surrounding U.S. corporations in Mexican maquiladora operations. Critics deplore marginal survival wages paid Mexican maquiladora employees by a majority of U.S. companies, even though those employees work productively and efficiently.

      "A 1994 market basket study reveals a maquiladora worker labors 69.0 minutes to purchase 5 lbs. of rice in comparison to the 13.5 minutes of a U.S. worker. The purchasing power required by the maquiladora worker for aspirin is 153.8 minutes versus 19.3 minutes for the U.S. worker; American cheese, 214.3 to 12.6; chicken legs, 54.5 to 5.0; bananas, 20.4 to 2.3 ('Market Basket Survey', Ruth Rosenbaum, 1994)

      "An MIT study declares the Ford factory in Hermosillo, Mexico has the highest quality of any auto plant in North America. Yet it pays on average one-tenth of U.S. wages. Even in Mexico, these wages are barely enough to feed a family, let alone buy a refrigerator or one of the cars the workers assemble. ('Policy Advocate,' The Center for Ethics and Economic Policy, Spring 1994)

      "In 1982, the average Mexican blue collar employee worked 8.1 hours to buy the basic basket of food: beef, beans, tortillas, tomatoes, sugar, eggs and milk. In 1986, it was 12.7 hours and by 1993, 21.9 hours. (Dallas Morning News, 8/14/94)

      "Whereas: The U.S. and Mexico could build a healthy model of North-South integration for the 21st century if Mexico is recognized not just as a trading partner but as a country that contains fellow workers and global citizens with whom we share much more than trade.

      "Whereas: The socially-concerned proponents of this resolution firmly believe there is a need for strict, enforceable standards of conduct for corporations operating in Canada, Mexico and the United States. One expectation, based on NAFTA, is that Mexican wages will rise, thereby raising the standard of living of Mexican workers and their families. However, we believe this will not happen unless corporations commit to paying wages substantially higher than marginal survival wages paid in maquiladoras. We find it ironic that some of the same companies that publicly committed to paying entry-level workers 50% above the poverty datum line in South Africa in 1974, are unresponsive when challenged with the reality of the poverty level wages they pay employees in Mexico.

      "It is important that our company review maquiladora operations including: minimum and average wages paid to employees; how these compare with local cost of living and poverty level; other methods of compensation such as profit sharing, special trust funds to finance infrastructure improvements in nearby neighborhoods where employees live. The religiously-affiliated proponents of this resolution recommend the review contain a market basket survey.

      "Resolved: The shareholders request management to initiate a review of wages and benefits paid and environmental standards upheld in its Maquiladora Operations. A summary report of findings of the review and

35

recommendations for changes in policy or performance in light of this survey should be available to shareholders upon request within six months of the 1995 annual meeting."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      GE is committed to operating its maquiladora (or maquila) facilities in compliance with all applicable Mexican laws and regulations and in accordance with GE's policies and procedures. GE's maquila facilities benefit their employees because they provide wages which are fair and competitive for the region. These facilities also provide quality training, work and benefits.

      GE constantly reviews the working conditions and environmental performance of its maquila facilities in light of applicable law and regulation and GE's policies and procedures, in order to advance the Company's goals of providing fair and competitive wages and following sound environmental practices.

      Because it believes that the Company's continuous review process is sufficient, your Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 6

The Domestic and Foreign Missionary Society of the Protestant Episcopal Church, Episcopal Church Center, 815 Second Avenue, New York, NY 10017-4594, and another filer have notified GE that they intend to present the following proposal at this year's meeting:

      "Whereas, the Community Reinvestment Act (CRA) requires that federal regulators evaluate depository institutions on their community reinvestment activities (i.e., lending and other services to the communities in which they operate) and that these evaluations be available to the public;

      "Whereas, while the present Act refers only to depository corporations (i.e., banks and savings institutions), the banking industry has expanded and changed since the Act's passage in 1977. A large portion of the loans held on the books of the originating institution in 1977 now are sold into the secondary market; a still larger portion of those loans now are generated by non-depository institutions, such as mortgage and finance companies;

      "Whereas, GE Capital is one of the leading providers of mortgages in the United States;

      "Whereas, we believe our corporation has a duty and a business opportunity to incorporate its financial subsidiaries into a coherent corporate-wide community reinvestment program;

      "Be it resolved, Shareholders request the board of directors to develop a policy to include all financial subsidiaries of the corporation under a general program for community reinvestment similar to that required of individual depository subsidiaries under the Community Reinvestment Act and to report annually to shareholders on its achievements."

      Supporting Statement: "CRA is good business and raises the quality of life in communities.

36

      "We believe all financial institutions operating in a community have a duty to provide products and services to meet the credit needs of the entire community. Henry B. Gonzalez, Chairman of the Banking Committee of the U.S. House of Representatives, implied the same belief when he raised the question at a conference on CRA held by the Federal Reserve of Dallas:
'Why should other credit-granting institutions be exempt from CRA?'

      "Moreover, banks have found CRA to be good business. As Richard M. Rosenberg, CEO of BankAmerica, stated at a CRA conference in Dallas: 'A substantive CRA program, which targets affordable housing, small business and consumer credit, is fundamentally a way to add business to the portfolio. In fact, CRA should be approached as a business tool, not a social program.'"

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      GE Capital Services' 24 distinct businesses are engaged in a broad spectrum of financial services. Deposit-taking entities within GE Capital Services that are subject to the Community Reinvestment Act have programs for complying with its requirements. Other GE Capital Services businesses endeavor to serve a broad and diverse range of credit needs. For example, GE Capital's equipment leasing business provides financing to small, as well as medium and large firms throughout the nation; GE Capital Mortgage Insurance Corporation is a leader in the development of services that help lenders nationwide expand their market among first-time and low-income home buyers; and a recently formed Community Small Business Development unit is providing capital and technical assistance to small businesses in urban communities.

      Because GE Capital Services deposit-taking entities are committed to complying with the Community Reinvestment Act and GE Capital Services has developed programs and services to address the credit needs of a broad and diverse range of communities, your Board recommends a vote against this proposal.

37

OTHER MATTERS

* SHARE OWNER PROPOSALS FOR 1996

Under the rules of the Securities and Exchange Commission, share owner proposals submitted for next year's Proxy Statement must be received by GE no later than the close of business on November 8, 1995, to be considered. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Conn. 06431.

* VOTING SECURITIES

Share owners of record at the close of business on March 7, 1995, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.32 par value common stock, of which 1,700,783,176 shares were outstanding on January 31, 1995. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted.

      Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election (The Corporation Trust Company) and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

* VOTE REQUIRED FOR APPROVAL

The 15 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the meeting.

* MANNER FOR VOTING PROXIES

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; and (3) against the share owner proposals described in this Proxy Statement.

      Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for omitted share owner proposals, the Board knows of no other matters which may be presented to the meeting.

38

* SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means, or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 1994 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $17,000, plus distribution costs and other costs and expenses.



                                    March 7, 1995

39

                    1995 ANNUAL MEETING OF SHARE OWNERS

                      10:00 A.M., EDT, APRIL 26, 1995
                       SOUTH WING CONFERENCE CENTER
                     KENTUCKY FAIR & EXPOSITION CENTER
                             937 PHILLIPS LANE
                        LOUISVILLE, KENTUCKY 40209

                          CUT OFF AT DOTTED LINE

- ---------------------------------------------------------------------------

ADVANCE REGISTRATION FORM

Send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of guests or representatives who may attend the meeting.

                              (PLEASE PRINT)

Share Owner's
Name  __________________________________________________________________

Address ________________________________________________________________

________________________________________________________________________

_______________________________________________  Zip ___________________

Name(s) of
Family Member(s)
Who Will Also Attend ___________________________________________________

I am a GE Share Owner. My Representative at the Annual Meeting will be:

________________________________________________________________________

      (Admission card will be returned c/o the share owner's address)



_________________________________________________________________________

                          Share Owner's Signature

40
                                                              GE PROXY FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHARE OWNERS, APRIL 26, 1995.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John F. Welch, Jr., Gertrude G. Michelson and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may come before the 1995 Annual Meeting of Share Owners and any adjournments thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting.

The nominees for Director are: H. Brewster Atwater, Jr., D. Wayne Calloway, Silas S. Cathcart, Dennis D. Dammerman, Lawrence E. Fouraker, Paolo Fresco, Claudio X. Gonzalez, Robert E. Mercer, Gertrude G. Michelson, Roger S. Penske, Barbara Scott Prieskel, Frank H. T. Rhodes, Andrew C. Sigler, Douglas A. Warner III, and John F. Welch, Jr.

Your shares will not be voted unless your signed Proxy Form is returned or you otherwise vote at the meeting.


   Please mark your vote and sign on the reverse side and return promptly to:
   Inspectors of Election, Post Office Box 9110, Farmingdale, NY 11735-9541.

41
                                                              GE PROXY FORM

The Board of Directors recommends a vote FOR the proposals relating to:

(A) ELECTION OF DIRECTORS

             FOR                                 WITHHOLD                     __________________________________________
all nominees listed on the    / /  authority to vote for all nominees on  / / (INSTRUCTIONS: To withhold authority to
reverse side (except as            the reverse side                           vote for any individual nominee, write
marked to the contrary to the                                                 that nominee's name on the line provided
right)                                                                        above.)

                                   FOR   AGAINST  ABSTAIN

(B) KPMG Peat Marwick LLP as        / /     / /      / /
    Independent Auditors

The Board of Directors recommends a vote AGAINST the share owner proposals relating to:
                                   FOR   AGAINST  ABSTAIN                                      FOR  AGAINST ABSTAIN
(1) Prior Government Service       / /     / /      / /     (4) NBC Programming                / /     / /    / /
(2) GE's Nuclear Power Business    / /     / /      / /     (5) Maquiladoras                   / /     / /    / /
(3) Radioactive Waste and          / /     / /      / /     (6) Community Reinvestment at      / /     / /    / /
    Decommissioning                                             GE Capital

If you wish to include any comments, please mark this box and then write your comments on the reverse side of this form -> / /

                              PLEASE MARK ALL  /X/
                              CHOICES CLEARLY

                                    Please sign as registered. Executors,
                                    trustees and others signing in a
                                    representative capacity should include
                                    their names and the capacity in which
                                    they sign.

SIGNATURE ___________________________________   DATE___________________

SIGNATURE ___________________________________   DATE___________________

42

                                        General Electric Company
                                        3135 Easton Turnpike,
                                        Fairfield, CT  06431


                                        April 5, 1995



Dear Share Owner:

We have not, as yet, received your proxy for GE's Annual Meeting of Share Owners to be held on April 26.

I sincerely believe that as a share owner you will want to have your shares represented and voted the way you wish at the meeting.

Accordingly, we are enclosing a duplicate proxy statement and proxy form. If you've just recently mailed back your original proxy, you needn't send another. If, however, that is not the case, please complete, sign and mail this form as soon as possible. By doing so, you can be sure your shares will be represented at the meeting whether or not you plan to attend.

                                               Cordially,




                                               /s/ John F. Welch, Jr.
                                               Chairman of the Board

43
                  Differences between the Proxy Materials
                         Proposed for Circulation
                   and the Materials in Electronic Format

A.    PROXY STATEMENT

All headings in the Proxy Statement are in boldface large and small caps and are represented in the EDGAR document by all caps.

The cover pages of the circulated document, the table of contents and the pages of the form of proxy and reminder letter are not numbered.

Page 1 is the front cover of the Proxy Statement. The top of the page has the General Electric monogram. The space above John F. Welch, Jr.'s name holds his signature. All other words on this page are in italics.

On the table of contents (page 2) and throughout the Proxy Statement, solid boxes are represented by asterisks in the EDGAR document, and the words on page 2 "Every Share Owner's Vote Is Important Please Complete, Sign, Date and Return your Proxy Vote" are in large and small caps. A recycling logo precedes the words "Printed on recycled paper using soybean ink."

On pages 5-9 there are black and white photographs of each director or nominee adjacent to the respective biography. The first sentence of each biography, stating name, age, current employment and date of first service, is in boldface upper and lower case.

Pages 20-21 (the summary compensation table) are facing pages in the centerfold of the proxy statement.

On pages 22 and 23, the data points are used to create line graphs, and the words "Comparison of Five-Year Cumulative Total Return Among GE, S&P 500, Dow Jones Industrial Average (DJIA) and S&P Electrical Equipment Group" and "Comparison of Thirteen-Year Cumulative Total Return Among GE, S&P 500, Dow Jones Industrial Average (DJIA) and S&P Electrical Equipment Group" are in boldface upper and lower case.

Page 39 is the back cover of the Proxy Statement. On that page the words "cut off at dotted line" are centered and above dotted lines. The words "1995 Annual Meeting of Share Owners" and "Advance Registration Form" and the time and location of the annual meeting are in boldface.

B.    PROXY CARD

The language on pages 40 and 41, comprising the form of proxy, is printed, one page each, on observe sides of a white card with dimensions of approximately 7 3/4" x 5 l/4". The language is printed so that it reads with the card's longest dimension held horizontally.

At the top of pages 40 and 41 there is a gray stripe.  A General
Electric monogram appears at the left edge of this stripe, and the words "GE Proxy Form" appear towards the right edge.

On page 40, the space on the bottom left is held blank to contain the name(s) and address of the share owner(s). The sentences:

(i) "Returned proxy forms will be voted: (1) as specified on matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting"

      and

(ii) "Your shares will not be voted unless your signed Proxy Form is returned or you otherwise vote at the meeting";

      and the language at the top of the page

"Proxy Solicited on Behalf of Board of Directors for the Annual Meeting of Share Owners, April 26, 1995"

are all in bold face.

On page 41, space beneath the grey bar is held blank for an account number and a control number. The phrase "The Board of Directors recommends a vote FOR the proposals relating to" is bold. An unbroken line encloses, in a rectangle, the items so referenced and this phrase. Similarly the phrase "The Board of Directors recommends a vote AGAINST the share owner proposals relating to" is bold, and an unbroken line encloses, in a rectangle, the items so referenced and this phrase. Empty boxes are positioned opposite each item to be voted on, one each below the words "FOR" or "VOTE WITHHELD" or "FOR" or "AGAINST" or "ABSTAIN" respectively.

C.    REMINDER LETTER

Page 42 is a form of letter from John F. Welch, Jr. dated April 5, 1995 sent to share owners who have not returned their proxies by that date. This letter is printed on the top portion of Mr. Welch's stationery (8 1/2" x 11") and contains his signature. The bottom portion of his stationery will be a duplicate proxy card as shown on pages 40 and 41.

The two sections of this letter will be perforated so the card can be separated and mailed back.